Exhibit 99.1

Press Release

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

AES Reports 22% Increase in Adjusted Earnings Per Share to $1.24 for Full Year 2012; Announces 2013 Adjusted Earnings Per Share Guidance of $1.24 to $1.32

Announces Increased Share Buyback Authorization by $300 Million

2012 Highlights

•	Achieved 2012 Adjusted EPS and Proportional Free Cash Flow guidance

•	Invested $531 million in repayment of recourse debt and $301 million in share repurchases

•	Reduced general and administrative expenses by $90 million and exceeded cost savings target by 38%

•	Closed eight asset sales with approximately $650 million of proceeds

•	Completed construction of 447 MW of installed capacity

ARLINGTON, Va, February 27, 2013 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $1.24 for full year 2012. The contributions from new businesses, which collectively represent more than 1,900 MW of capacity additions, and improved performance at generation plants in the U.S. and Asia drove strong operating performance for the year. Reductions of general and administrative expenses also contributed to earnings growth. These positive drivers were partially offset by higher taxes and declines in Chile, due to lower spot margins and second quarter plant outages, and Brazil, as a result of the tariff reset at Eletropaulo. The Company also reported Diluted Earnings Per Share from Continuing Operations of ($1.21), which declined principally due to a goodwill impairment expense of $1,817 million, or $2.41 per share, at DPL in the third quarter of 2012.

“In the fourth quarter of 2011, we undertook a new strategy to drive operating performance and profitability, improve cash flow and returns on our investments, and streamline our portfolio. Since then, we have reduced general and administrative costs by $90 million, invested more than $1.1 billion in our balance sheet, and closed asset sales representing nearly $1 billion of equity proceeds to AES. As a result of all of these initiatives, we have delivered on our financial commitments,” said Andrés Gluski, AES President and Chief Executive Officer. “We remain strongly dedicated to continuing to implement our strategy to meet our commitments to shareholders.”

“We continue to expect 4% to 6% average annual EPS growth, which combined with our current dividend yield, is in line with our 6% to 8% three-year total return expectations through 2015,” said Tom O’Flynn, AES Executive Vice President and Chief Financial Officer. “We are committed to maximizing our total return through strong operations, effective capital management and deployment of discretionary cash into debt reduction, share repurchases and attractive growth investments.”

Table 1: Key Financial Results

	Full Year						Fourth Quarter
	2012			2011			2012			2011
Adjusted EPS[1]	$	1.24		$	1.02		$	0.32		$	0.23
Diluted EPS from Continuing Operations	$	(1.21)		$	0.63		$	0.31		$	0.18
Proportional Free Cash Flow[1]	$	1,242	M	$	932	M	$	293	M	$	168	M
Consolidated Net Cash Provided by Operating Activities	$	2,901	M	$	2,884	M	$	772	M	$	571	M

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.

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Full year 2012 Adjusted EPS of $1.24 was in the Company’s guidance range of $1.22 to $1.30. This performance was driven by the contributions of new businesses, lower general and administrative expenses and a lower share count, partially offset by higher taxes and lower spot margins and second quarter outages in Chile and the Eletropaulo tariff reset in Brazil. Full year 2012 Diluted Earnings Per Share from Continuing Operations decreased $1.84, principally due to the DPL goodwill impairment expense of $2.41 per share.

Proportional Free Cash Flow of $1,242 million was in the Company’s guidance range of $1,050 to $1,250 million. This performance was driven by the first full year of operations at DPL, improved operating performance and lower capital expenditures at IPL in the U.S., and increased operating cash flow at Masinloc in Asia.

Consolidated Net Cash Provided by Operating Activities increased $17 million, or 1%, as increases from new businesses and improved operations were offset by the negative impact of the tariff reset, higher-fixed costs and higher working capital requirements at Eletropaulo in Brazil.

Additional Highlights

•	In 2012, the Company invested $832 million in debt repayment and share repurchases; cumulatively since September 2011, the company has invested $1.1 billion in its balance sheet:

-	More than $700 million of recourse and non-recourse debt prepayment

-	$390 million invested in 34 million shares at an average price of $11.55

•

In 2012, the Company closed eight asset sales, representing approximately $650 million in equity proceeds to AES; cumulatively, since September 2011, the Company closed twelve asset sales with nearly $1 billion in equity proceeds to AES

•	The Company reduced general and administrative expenses by $90 million in 2012, exceeding its $65 million cost savings target by 38%; on track to achieve $145 million in savings by 2014

•	Completed construction of 447 MW of installed capacity during 2012, including the 326 MW gas-fired Trinidad Unit 2 and 121 MW of wind and hydroelectric projects

•	On schedule to complete an additional 2,181 MW of capacity under construction expected to come on-line through 2015

•	The Company’s Board of Directors recently increased the share buyback authorization by $300 million, all of which is currently available

2013 Guidance

The Company issued 2013 guidance of Adjusted EPS of $1.24 to $1.32, which is based on foreign exchange and commodity price forward curves as of December 31, 2012. The Company’s guidance includes all announced asset sales, as well as some modest dilution from potential future asset sale transactions.

Proportional Free Cash Flow is expected to be $750 to $1,050 million, reflecting a decline due to increased environmental capital expenditures at AES Gener and IPL, which will help drive future earnings growth, and lower operating performance at DPL, primarily driven by lower PJM capacity prices and an expected transition to the market. Consolidated Net Cash Provided by Operating Activities is also expected to decline, due to higher working capital requirements in Brazil.

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Table 2: 2013 Guidance and Reconciliation

Full Year 2013 Guidance
Adjusted EPS[1]	$	1.24-1.32
Proportional Free Cash Flow[1] (a)	$	750-1,050	M
Reconciling Factor[2] (b)	$	1,750-2,050	M
Cash Flow from Operating Activities (a + b)	$	2,500-3,100	M

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	Primarily includes minority interest, maintenance capex and environmental capex. See Appendix for details of the reconciliation.

2012 Operating Drivers

In 2012, the Company implemented a reorganization into six market-oriented Strategic Business Units (“SBUs”): US (United States), Andes (Chile, Colombia, and Argentina), Brazil, MCAC (Mexico, Central America and the Caribbean), EMEA (Europe, Middle East and Africa), and Asia.

Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure), is defined by the Company as pre-tax income from continuing operations attributable to AES excluding unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, significant gains or losses due to dispositions and acquisitions of business interests, significant losses due to impairments and costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis. The Company has concluded that Adjusted PTC best reflects the underlying business performance of the Company and is the most relevant measure considered in the Company’s internal evaluation of the financial performance of its segments.

Table 3: Adjusted PTC1 by SBU

	Full Year 2012			Full Year 2011
US	$	410	M	$	181	M
Andes	$	369	M	$	508	M
Brazil	$	321	M	$	415	M
MCAC	$	388	M	$	306	M
EMEA	$	422	M	$	290	M
Asia	$	201	M	$	99	M
Total SBUs	$	2,111	M	$	1,799	M
Corp/Other	$	(734)	M	$	(721)	M
Total AES Adjusted PTC[1,2]	$	1,377	M	$	1,078	M
Adjusted Effective Tax Rate		32%			26%
Share Count		760			783
Adjusted EPS[1]	$	1.24		$	1.02

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	Includes $34 million and ($2) million of after-tax net equity in earnings of affiliates in 2012 and 2011, respectively.

Full year 2012 Adjusted PTC increased $299 million. Key operating drivers of Adjusted PTC for each SBU in 2012 included:

•	US – An increase of $229 million, driven by the first full year of contributions from DPL, improved performance at Hawaii and Southland, due to the temporary restart of Huntington Beach Units 3 and 4.

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•	Andes – A decrease of $139 million due to lower spot margins and second quarter outages in Chile, as well as higher maintenance costs in Argentina.

•	Brazil – A decrease of $94 million, primarily due to the impact of the tariff reset at Eletropaulo and the depreciation of the Real.

•	MCAC – An increase of $82 million driven by the first full year of operations of Changuinola in Panama.

•	EMEA – An increase of $132 million primarily due to the first full year of contributions of Maritza in Bulgaria, as well as a non-recurring arbitration settlement at Cartagena in Spain.

•	Asia – An increase of $102 million driven by higher market demand at Masinloc in the Philippines.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Cash Flow From Operating Activities, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measure.

In providing its full year 2013 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains or losses related to derivative transactions; (b) unrealized foreign currency gains or losses; (c) gains or losses due to dispositions and acquisitions of business interests; (d) losses due to impairments, estimated to be approximately $20 million in 2013 related to the sale of the Ukraine utilities; and (e) costs due to the early retirement of debt. At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

Attachments

Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2012 and 2013 Financial Guidance Elements.

Conference Call Information

AES will host a conference call on Wednesday, February 27, 2013 at 10:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 22713. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Quarterly Financial Results.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EST on Wednesday, February 27, 2013 through Wednesday, March 20, 2013. Callers in the U.S. please dial 1-800-839-7074. International callers should dial +1-203-369-3359. The system will ask for a passcode; please enter 22713. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

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About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 25 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 25,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2012 revenues were $18 billion and we own and manage $42 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2012 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2012 Annual Report on Form 10-K dated on or about February 26, 2013 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	2012	2011	2010
	(in millions, except per share amounts)
Revenue:
Regulated	$9,925	$9,504	$8,910
Non-Regulated	8,216	7,419	6,533

Total revenue	18,141	16,923	15,443

Cost of Sales:
Regulated	(8,433)	(7,134)	(6,497)
Non-Regulated	(5,994)	(5,726)	(5,126)

Total cost of sales	(14,427)	(12,860)	(11,623)

Gross margin	3,714	4,063	3,820

General and administrative expenses	(301)	(391)	(391)
Interest expense	(1,572)	(1,553)	(1,449)
Interest income	349	399	407
Other expense	(93)	(153)	(232)
Other income	105	149	100
Gain on sale of investments	219	8	—
Goodwill impairment	(1,817)	(17)	(21)
Asset impairment expense	(73)	(173)	(304)
Foreign currency transaction losses	(167)	(39)	(33)
Other non-operating expense	(50)	(82)	(7)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	314	2,211	1,890
Income tax expense	(708)	(634)	(593)
Net equity in earnings (losses) of affiliates	34	(2)	184

INCOME (LOSS) FROM CONTINUING OPERATIONS	(360)	1,575	1,481
Loss from operations of discontinued businesses, net of income tax expense (benefit) of $3, $(26) and $(284), respectively	(13)	(131)	(486)
Net gain from disposal and impairments of discontinued businesses, net of income tax expense of $68, $300 and $132, respectively	16	86	64

NET INCOME (LOSS)	(357)	1,530	1,059
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(555)	(1,083)	(985)
Less: Income from discontinued operations attributable to noncontrolling interests	—	(389)	(65)

Total net income attributable to noncontrolling interests	(555)	(1,472)	(1,050)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(912)	$58	$9

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(915)	$492	$496
Income (loss) from discontinued operations, net of tax	3	(434)	(487)

Net income (loss)	$(912)	$58	$9

BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(1.21)	$0.63	$0.64
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.56)	(0.63)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(1.21)	$0.07	$0.01

DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(1.21)	$0.63	$0.64
Loss from discontinued operations attributable to The AES Corporation common stockholders, net of tax	—	(0.56)	(0.63)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(1.21)	$0.07	$0.01

DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$—	$—

THE AES CORPORATION

STRATEGIC BUSINESS UNIT INFORMATION (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2012	2011	2012	2011
REVENUE
US	$917	$625	$3,759	$2,110
Andes	741	619	3,020	2,989
Brazil	1,522	1,503	5,788	6,640
MCAC(1)	679	617	2,573	2,328
EMEA(2)	605	652	2,292	2,271
Asia	181	177	738	626
Corporate, Other and Inter-SBU eliminations	(5)	(10)	(29)	(41)

Total Revenue	$4,640	$4,183	$18,141	$16,923

(1)	MCAC includes MCAC Utilities which are reported within Corporate and Other in the segment disclosures provided in the notes to the Company’s financial statements.
(2)	EMEA includes Europe Utilities and Africa Utilities which are reported within Corporate and Other in the segment disclosures provided in the notes to the Company’s financial statements.

THE AES CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
		Revised(1)
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,970	$1,695
Restricted cash	751	477
Short-term investments	696	1,356
Accounts receivable, net of allowance for doubtful accounts of $309 and $273, respectively	2,712	2,522
Inventory	769	775
Deferred income taxes	222	454
Prepaid expenses	231	157
Other current assets	1,114	1,560
Current assets of discontinued operations and held for sale assets	—	233

Total current assets	8,465	9,229

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,008	1,089
Electric generation, distribution assets and other	31,837	31,068
Accumulated depreciation	(9,723)	(8,944)
Construction in progress	2,791	1,788

Property, plant and equipment, net	25,913	25,001

Other Assets:
Investments in and advances to affiliates	1,196	1,422
Debt service reserves and other deposits	565	876
Goodwill	1,999	3,820
Other intangible assets, net of accumulated amortization of $276 and $164, respectively	429	545
Deferred income taxes	996	715
Other noncurrent assets	2,242	2,346
Noncurrent assets of discontinued operations and held for sale assets	25	1,392

Total other assets	7,452	11,116

TOTAL ASSETS	$41,830	$45,346

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,638	$2,008
Accrued interest	295	327
Accrued and other liabilities	2,532	3,389
Non-recourse debt including $287 and $259, respectively, related to variable interest entities	2,843	2,123
Recourse debt	11	305
Current liabilities of discontinued operations and held for sale businesses	—	286

Total current liabilities	8,319	8,438

NONCURRENT LIABILITIES
Non-recourse debt including $1,187 and $1,156, respectively, related to variable interest entities	12,568	13,412
Recourse debt	5,951	6,180
Deferred income taxes	1,238	1,321
Pension and other post-retirement liabilities	2,456	1,729
Other noncurrent liabilities	3,706	3,111
Noncurrent liabilities of discontinued operations and held for sale businesses	—	1,348

Total noncurrent liabilities	25,919	27,101

Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 810,679,839 issued and 744,263,855 outstanding at December 31, 2012 and 807,573,277 issued and 765,186,316 outstanding at December 31, 2011)	8	8
Additional paid-in capital	8,525	8,507
Retained earnings (accumulated deficit)	(264)	678
Accumulated other comprehensive loss	(2,920)	(2,758)
Treasury stock, at cost (66,415,984 and 42,386,961 shares at December 31, 2012 and 2011, respectively)	(780)	(489)

Total The AES Corporation stockholders’ equity	4,569	5,946
NONCONTROLLING INTERESTS	2,945	3,783

Total equity	7,514	9,729

TOTAL LIABILITIES AND EQUITY	$41,830	$45,346

(1)	December 31, 2011 balances revised to reflect updated DPL purchase accounting allocation. For further information see our Form 10-K for the year ended December 31, 2012 filed with the SEC.

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
OPERATING ACTIVITIES:
Net income (loss)	$323	$445	$(357)	$1,530
Adjustments to net income (loss):
Depreciation and amortization	356	315	1,394	1,262
Gain from sale of investments and impairment expense	(36)	65	1,766	386
Deferred income taxes	61	(132)	162	(199)
Provisions for contingencies	(4)	(6)	47	30
Loss on the extinguishment of debt	7	10	7	62
(Gain) loss on disposal and impairment write-down - discontinued operations	46	(389)	(84)	(388)
Other	24	84	34	149
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in accounts receivable	(50)	(51)	(241)	(236)
(Increase) decrease in inventory	34	(23)	24	(141)
(Increase) decrease in prepaid expenses and other current assets	30	(74)	120	(7)
(Increase) decrease in other assets	(210)	(236)	(589)	(403)
Increase (decrease) in accounts payable and current liabilities	27	122	330	322
Increase (decrease) in income tax payables, net	104	317	(47)	166
Increase (decrease) in other liabilities	60	124	335	351

Net cash provided by operating activities	772	571	2,901	2,884

INVESTING ACTIVITIES:
Capital expenditures	(655)	(598)	(2,236)	(2,430)
Acquisitions—net of cash acquired	(2)	(3,404)	(20)	(3,562)
Proceeds from the sale of businesses, net of cash sold	207	880	639	927
Proceeds from the sale of assets	42	28	46	117
Sale of short-term investments	1,321	1,884	6,437	6,075
Purchase of short-term investments	(1,143)	(2,228)	(5,907)	(5,860)
(Increase) decrease in restricted cash	(54)	225	(43)	61
(Increase) decrease in debt service reserves and other assets	4	95	28	(284)
Affiliate advances and equity investments	(90)	(64)	(89)	(155)
Proceeds from performance bonds	—	—	—	199
Proceeds from government grants for asset construction	2	1	122	8
Proceeds from loan repayments	1	—	1	—
Other investing	20	9	(1)	(2)

Net cash used in investing activities	(347)	(3,172)	(1,023)	(4,906)

FINANCING ACTIVITIES:
(Repayments) borrowings under the revolving credit facilities, net	1	311	(321)	437
Issuance of recourse debt	—	—	—	2,050
Issuance of non-recourse debt	569	1,702	1,391	3,218
Repayments of recourse debt	(227)	(2)	(235)	(476)
Repayments of non-recourse debt	(566)	(728)	(1,325)	(2,217)
Payments for financing fees	(16)	(49)	(40)	(202)
Distributions to noncontrolling interests	(154)	(98)	(895)	(1,088)
Contributions from noncontrolling interests	31	—	43	6
Dividends paid on AES common stock	(30)	—	(30)	—
Financed capital expenditures	(4)	(18)	(34)	(31)
Purchase of treasury stock	—	(54)	(301)	(279)
Other financing	—	1	8	(6)

Net cash (used in) provided by financing activities	(396)	1,065	(1,739)	1,412
Effect of exchange rate changes on cash	(4)	(43)	5	(122)
(Increase) decrease in cash of discontinued and held for sale businesses	25	(75)	131	(79)

Total increase (decrease) in cash and cash equivalents	50	(1,654)	275	(811)
Cash and cash equivalents, beginning	1,920	3,349	1,695	2,506

Cash and cash equivalents, ending	$1,970	$1,695	$1,970	$1,695

THE AES CORPORATION

ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS (unaudited)

	(In millions, except per share amounts)
	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Net of NCI*	Per Share (Diluted) Net of NCI and Tax		Net of NCI*	Per Share (Diluted) Net of NCI and Tax
Income from continuing operations attributable to AES and Diluted EPS from continuing operations	$229	$0.31		$139	$0.18
Add back income tax expense from continuing operations attributable to AES	116			106

Pre-tax contribution	$345			$245

Adjustments:
Unrealized derivatives losses(1)	$34	$0.04		$9	$0.01
Unrealized foreign currency transaction (gains)/ losses(2)	(8)	(0.02)		16	0.03
Impairment (gains) / losses	(30)	(0.02	)(3)	14	0.01	(4)
Debt retirement losses	16	0.01	(5)	4	—

Adjusted PTC and Adjusted EPS	$357	$$0.32		$288	$0.23

*	NCI is defined as noncontrolling interest
(1)	Unrealized derivative losses were net of income tax per share of $0.01 and $0.00 in 2012 and 2011, respectively.
(2)	Unrealized foreign currency transaction (gains) losses were net of income tax per share of $0.01 and $0.00 in 2012 and 2011, respectively.
(3)	Amount primarily relates to the reduction in the goodwill impairment at DPL of $33 million ($33 million, or $0.04 per share, net of income tax of $0.00 per share).
(4)	Amount includes the asset impairment at Kelanitissa of $5 million ($4 million, or $0.01 per share, net of noncontrolling interest of $1 million and of income tax of $0.00 per share).
(5)	Amount primarily relates to the loss on retirement of debt at the Parent Company of $15 million ($10 million, or $0.01 per share, net of income tax of $0.01 per share).

THE AES CORPORATION

ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS (unaudited)

	(In millions, except per share amounts)
	Year Ended December 31, 2012			Year Ended December 31, 2011
	Net of NCI*	Per Share (Diluted) Net of NCI and Tax		Net of NCI*	Per Share (Diluted) Net of NCI and Tax
Income (loss) from continuing operations attributable to AES and GAAP Diluted EPS from continuing operations	$(915)	$(1.21)		$492	$0.63
Adjustment to diluted shares		$0.01			—

Non-GAAP Diluted EPS from continuing operations		$(1.20)			$0.63

Add back income tax expense from continuing operations attributable to AES	446			220

Pre-tax contribution	$(469)			$712

Adjustments:

Unrealized derivatives losses(1)	$118	$0.11		$11	$0.01
Unrealized foreign currency transaction (gains)/ losses(2)	(18)	(0.03)		38	0.05
Disposition/ acquisition (gains)	(206)	(0.18	)(3)	—	—
Impairment losses	1,936	2.53	(4)	271	0.29	(5)
Debt retirement losses	16	0.01	(6)	46	0.04	(7)

Adjusted PTC and Adjusted EPS	$1,377	$1.24		$1,078	$1.02

*	NCI is defined as noncontrolling interest
(1)	Unrealized derivative losses were net of income tax per share of $0.04 and $0.01 in 2012 and 2011, respectively.
(2)	Unrealized foreign currency transaction (gains) losses were net of income tax per share of $0.00 and $0.00 in 2012 and 2011, respectively.
(3)

Amount primarily relates to the gains from the sale of 80% of our interest in Cartagena for $178 million ($109 million, or $0.14 per share, net of income tax of $0.09 per share) and equity method investments in China of $24 million ($25 million, or $0.03 per share, including an income tax credit of $1 million, or $0.00 per share).

(4)

Amount primarily relates to the goodwill impairment at DPL of $1.82 billion ($1.82 billion, or $2.39 per share, net of income tax of $0.00 per share). Amount also includes other-than-temporary impairment of equity method investments in China of $32 million ($32 million, or $0.04 per share, net of income tax of $0.00 per share), and at InnoVent of $17 million ($17 million, or $0.02 per share, net of income tax of $0.00 per share), as well as asset impairments of wind turbines and projects of $41 million ($26 million, or $0.03 per share, net of income tax of $0.02 per share), at Kelanitissa of $19 million ($17 million, or $0.02 per share, net of noncontrolling interest of $2 million and of income tax of $0.00 per share), and at St. Patrick of $11 million ($11 million, or $0.01 per share, net of income tax of $0.00 per share).

(5)

Amount includes other-than-temporary impairment of equity method investments at Chigen, including Yangcheng, of $79 million ($79 million, or $0.10 per share, net of income tax of $0.00 per share), asset impairments of wind turbines of $116 million ($75 million, or $0.10 per share, net of income tax of $0.05 per share), Kelanitissa of $42 million ($38 million, or $0.05 per share, net of noncontrolling interest of $4 million and of income tax of $0.00 per share), Bohemia of $9 million ($9 million, and $0.01 per share, net of income tax of $0.00 per share), and goodwill impairment at Chigen of $17 million ($17 million or $0.02 per share, net of income tax of $0.00 per share).

(6)	Amount primarily relates to the loss on retirement of debt at the Parent Company of $15 million ($10 million, or $0.01 per share, net of income tax of $0.01 per share).
(7)

Amount includes loss on retirement of debt at Gener of $38 million ($22 million, or $0.03 per share, net of noncontrolling interest of $11 million and of income tax of $0.01 per share) and at IPL of $15 million ($10 million, or $0.01 per share, net of income tax of $0.01 per share).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2012	2011	2012	2011
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$300	$244	$968	$889
Environmental Capital Expenditures	23	23	75	82
Growth Capital Expenditures	336	349	1,227	1,490

Total Capital Expenditures	$659	$616	$2,270	$2,461

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$772	$571	$2,901	$2,884
Less: Proportional Adjustment Factor	281	237	966	1,312

Proportional Operating Cash Flow(2)	$491	$334	$1,935	$1,572

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$772	$571	$2,901	$2,884
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	269	239	923	878
Less: Environmental Capital Expenditures	23	23	75	82

Free Cash Flow(1)	$480	$309	$1,903	$1,924

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$491	$334	$1,935	$1,572
Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Environmental Capital Expenditures	198	166	693	640

Proportional Free Cash Flow(1),(2)	$293	$168	$1,242	$932

(1)

Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters ($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	December 31, 2012 Actual	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,332	$1,252	$1,267	$1,287
Returns of capital distributions to Parent & QHCs	29	143	233	207

Total subsidiary distributions & returns of capital to parent	$1,361	$1,395	$1,500	$1,494

Parent only data: quarterly ($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	December 31, 2012 Actual	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual
Subsidiary distributions to Parent & QHCs	$450	$331	$374	$176
Returns of capital distributions to Parent & QHCs	(100)	12	34	83

Total subsidiary distributions & returns of capital to Parent	$350	$343	$408	$259

Parent Company Liquidity(2) ($ in millions)	Balance at
	December 31, 2012 Actual	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual
Cash at Parent & Cash at QHCs(3)	$311	$444	$240	$133
Availability under credit facilities	795	795	795	778

Ending liquidity	$1,106	$1,239	$1,035	$911

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Updated Financial Guidance (as of 11/7/2012)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements

Gross Margin	$3,600 to 3,800 million	$950 million	$2,650 to 2,850 million

Adjusted Earnings Per Share(3)	$1.22 to 1.30

Cash Flow Elements

Net Cash From Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million

Operational Capital Expenditures (a)	$1,050 to 1,125 million	$300 million	$725 to 850 million

Environmental Capital Expenditures (b)	$100 to 125 million	$25 million	$75 to 100 million

Maintenance Capital Expenditures (a + b)	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow(4)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million

Subsidiary Distributions(5)	$1,325 to 1,525 million

Parent Free Cash Flow(6)	$550 to 650 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million

Less: Maintenance Capital Expenditures	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow(4)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million

Reconciliation of Parent Free Cash Flow

Subsidiary distributions	$1,325 to 1,525 million

Less: Cash Interest	$450 to 500 million

Less: Cash for development, SGA, and taxes	$325 to 375 million

Parent Free Cash Flow(6)	$550 to 650 million

Reconciliation of Adjusted Pre-Tax Contribution(7)

Adjusted Pre-Tax Contribution(7) Before Corporate Charges	$1,900 to 2,100 million

Less: Corporate Charges	$650 to 750 million

Adjusted Pre-Tax Contribution(7) After Corporate Charges	$1,250 to 1,350 million

(1)	2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2012.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table. Beginning in the first quarter of 2013, the Company will exclude in its determination of Adjusted EPS all gains or losses due to dispositions and acquisitions of business interests and all losses due to impairments, not just those that were deemed significant per our previous definition.

(4)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(5)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(6)

Parent Free Cash Flow is reconciled above. Parent Free Cash Flow (a non-GAAP financial measure) should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Parent Free Cash Flow is available to fund shareholder dividends, equity repurchases, growth investments, recourse debt repayments, and other uses by the Parent Company.

(7)

Adjusted Pre-Tax Contribution (a non-GAAP financial measure) represents pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. It includes net equity in earnings of affiliates, on an after-tax basis. The GAAP measure most comparable to Adjusted PTC is income from continuing operations attributable to AES. AES believes that Adjusted PTC better reflects the underlying business performance of the Company and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the affects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC should not be construed as an alternative to income from continuing operations attributable to AES, which is determined in accordance with GAAP. Beginning in the first quarter of 2013, the Company will exclude in its determination of Adjusted PTC all gains or losses due to dispositions and acquisitions of business interests and all losses due to impairments, not just those that were deemed significant per our previous definition.

THE AES CORPORATION

2013 FINANCIAL GUIDANCE ELEMENTS(1)

2013 Financial Guidance (as of 2/27/13)
	Consolidated	Proportional(2)
Income Statement Guidance

Adjusted Earnings Per Share(3)	$1.24 to $1.32

Cash Flow Guidance

Net Cash Provided by Operating Activities	$2,500 to $3,100 million

Free Cash Flow(4)		$750 to $1,050 million

Reconciliation of Free Cash Flow Guidance

Net Cash from Operating Activities	$2,500 to $3,100 million	$1,650 to $1,950 million

Less: Maintenance Capital Expenditures	$1,050 to $1,350 million	$750 to $1,050 million

Free Cash Flow(4)	$1,300 to $1,900 million	$750 to $1,050 million

(1)	2013 Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 31, 2012.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table. Beginning in the first quarter of 2013, the Company will exclude in its determination of Adjusted EPS all gains or losses due to dispositions and acquisitions of business interests and all losses due to impairments, not just those that were deemed significant per our previous definition.

(4)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.